SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934  (AMENDMENT NO. 1)

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  /  /

CHECK THE APPROPRIATE BOX:
/  /                          Preliminary Proxy Statement   /  /
Confidential, for Use of the Commission
                                 Only (as permitted by Rule 14a-6(e)(2))
/X/                           Definitive Proxy Statement
/  /                          Definitive Additional Materials
/  /                          Soliciting Material Pursuant to Rule 14a-
                              11(c) or Rule 14a-12

                          AMERISTAR CASINOS, INC.
             (Name of Registrant as Specified in Its Charter)


                 (Name of Person(s) Filing Proxy Statement
                       if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1) Title of each class of securities to which transaction applies:____________________________
      (2)    Aggregate number of securities to which transaction applies:

         ____________________________________
      (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (Set forth the amount on which the filing fee is calculated and state how it was determined):____________________________________
         _________________________________________________________________

      (4)    Proposed maximum aggregate value of transaction:_____________

      (5)    Total fee paid:______________________________________________


/ /    Fee paid previously with preliminary materials.
/ /    Check box if any part of the fee is offset as provided by Exchange
   Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
       (1)    Amount Previously Paid:____________________________________

       (2)    Form, Schedule or Registration Statement No.:______________

       (3)    Filing Party:______________________________________________

       (4)    Date Filed:________________________________________________


                             AMERISTAR CASINOS, INC.

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON JUNE 30, 1998


To the Stockholders of
Ameristar Casinos, Inc.

     The Annual Meeting of Stockholders of Ameristar Casinos, Inc. will be held at 2:00 p.m. (local time) on Tuesday, June 30, 1998, in the Explorers Room at The Reserve Hotel Casino, located at 777 W. Lake Mead Drive (at Interstate 515), Henderson, Nevada 89015 for the following purposes:

     1. To elect two Class C Directors, each to serve for a three-year term; and

     2. To transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

     A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended December 31, 1997 is enclosed herewith.

     The Board of Directors has fixed the close of business on May 4, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                         By order of the Board of Directors



                         Craig H. Neilsen
                         President and
                         Chief Executive Officer
Las Vegas, Nevada
May 26, 1998
                             AMERISTAR CASINOS, INC.
                        3773 Howard Hughes Parkway
                              Suite 490 South
                         Las Vegas, Nevada  89109
                              (702) 567-7000

                              PROXY STATEMENT

                            GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc. ("ACI" or the "Company"), a Nevada corporation, for use only at its Annual Meeting of Stockholders to be held on Tuesday, June 30, 1998, and any adjournments or postponements thereof (the "Annual Meeting").

     Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of ACI a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED "FOR" THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS.

     In addition to soliciting proxies by mail, Company officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by ACI. Although there are no formal agreements to do so, it is anticipated that ACI will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

     Only stockholders of record at the close of business on Monday, May 4, 1998 are entitled to receive notice of and to vote at the Annual Meeting. On May 4, 1998, ACI had outstanding 20,360,000 shares of Common Stock, which constituted all of the outstanding voting securities of ACI. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date will constitute a quorum.

     Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes for any one or more nominees for election. Generally, the affirmative vote of a majority of the shares present at the Annual Meeting would be required for any other items which might be submitted to the stockholders for consideration at the Annual Meeting.

     Abstentions  and  broker  "non-votes"  are  counted  for  purposes  of determining the presence or absence of a quorum for the transaction of business but will not be counted in the election of Directors or for purposes of determining whether a proposal has been approved. Thus, abstentions and broker

      "non-votes" will have no effect on the election of Directors and will have the effect of a "No" vote on any other proposals voted on at the meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner.

     Craig H. Neilsen, the Chairman of the Board, President and Chief Executive Officer of the Company, beneficially owns 17,700,000 shares of the Company's Common Stock, which represents 86.9% of the voting power of the Company as of May 4, 1998. Mr. Neilsen intends to vote all such shares in favor of the persons nominated by the Board of Directors.

     It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about June 2, 1998.

                              PROPOSAL NO. 1
                           ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES

     The Company's Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors severally hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board permits. The Board of Directors is now composed of six members, and each of the two Class C Directors whose term is expiring in 1998 is being nominated for reelection by the Company as described below. Biographical information concerning the nominees and the other Directors of the Company is set forth under the caption "Directors and Executive Officers." See "Security Ownership of Certain Beneficial Owners and Management" for information regarding such person's holdings of Common Stock.

     The Board of Directors has nominated the incumbent Class C Directors to be elected for a term expiring at the 2001 Annual Meeting of Stockholders, and until, in each case, such person's successor has been duly elected and qualified or until his earlier death, resignation or removal. The incumbent Class B Directors nominated are:

                             CRAIG H. NEILSEN
                             WARREN E. MCCAIN

     The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. However, should any nominee named herein become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other person as the Board of Directors may recommend.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

      DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain information as of May 1, 1998 with regard to each of the Directors and executive officers of the Company. The terms of office of the Class A, B and C Directors expire in 1999, 2000 and 1998, respectively.


      NAME          AGE                     POSITION


Craig H. Neilsen     56     Chairman of the Board, President and
                            Chief Executive Officer and Class C
                            Director
John R. Spina        48     Executive Vice President of Operations
                            and Class A Director
Thomas M.            47     Senior Vice President of Finance,
Steinbauer                  Treasurer and Class B Director
Paul I. Corddry*     61     Class B Director
Larry A. Hodges*     49     Class A Director
Warren E.            72     Class C Director
McCain*

* Member of the Audit and Compensation Committees.

     Mr. Neilsen has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in August 1993. Since May 1984, Mr. Neilsen has been the President and Chairman of the Board of Directors of Cactus Petes, Inc. ("CPI"). Mr. Neilsen has also been the President and sole director of Ameristar Casino Vicksburg, Inc. ("ACVI"), Ameristar Casino Council Bluffs, Inc. ("ACCBI"), Ameristar Casino Las Vegas, Inc. ("ACLVI"), A.C. Food Services, Inc. ("ACFSI") and AC Hotel Corp. ("ACHC") since their respective dates of inception. CPI, ACVI, ACCBI, ACLVI, ACFSI and ACHC are wholly owned subsidiaries of the Company. Mr. Neilsen has been actively involved in the development since 1993 of the Company's Ameristar Vicksburg, Ameristar Council Bluffs and The Reserve projects and the major expansions since 1985 of the Company's Cactus Petes and Horseshu casino-hotels. Mr. Neilsen also owns a controlling interest in several other closely held entities, most of which are engaged in real estate development and management operations unrelated to the business of the Company. Since 1987, Mr. Neilsen has devoted substantially all of his business time to the affairs of the Company and its subsidiaries.

     Mr. Spina has been Executive Vice President of Operations of the Company since April 1995 and a Director of the Company since November 1995. He has been a Vice President of each of CPI, ACVI and ACCBI since May 1995, of each of ACFSI and ACHC since their respective dates of inception and of ACLVI since April 1998. From July 1994 until March 1995, Mr. Spina was President of Condado Plaza and Vice President of Williams Hospitality, the owner and operator, respectively, of the Condado Plaza Hotel Casino in San Juan, Puerto Rico. Prior thereto, Mr. Spina worked in the Atlantic City, New Jersey hotel-casino industry, serving first as Executive Vice President and Chief Operating Officer of Resorts International Casino Hotel, Inc. from December 1988 to November 1993

      and  more recently as Senior Vice President of Greate Bay  Hotel  and
Casino, owner and operator of the Sand's Hotel and Casino, from March 1994 to July 1994.

     Mr. Steinbauer has been Senior Vice President of Finance of the Company since May 1995 and Treasurer and a Director of the Company since its inception. He served as Vice President of Finance and Administration and Secretary of the Company from its inception until May 1995. He has served as the Secretary and the Treasurer of each of CPI and ACVI since November 1992 and September 1992, respectively, and is a Vice President of both companies. Mr. Steinbauer has served as Vice President, Secretary and Treasurer of each of ACCBI, ACLVI. ACFSI and ACHC since their respective dates of inception. Mr. Steinbauer has more than 20 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, Mr. Steinbauer was Vice President of Finance for Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven different hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally's Reno from 1987 to 1988. Prior to that time, Mr. Steinbauer was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton.

     Mr. Corddry became a Director of the Company in March 1994. Mr. Corddry served for 28 years with H. J. Heinz Company ("Heinz"), retiring from his position as Senior Vice President-Europe in August 1992. Prior to that position, Mr. Corddry served as Senior Vice President in charge of several Heinz domestic affiliates, President of Ore-Ida Foods, Inc., a wholly owned subsidiary of Heinz, and General Manager of Product Marketing. Mr. Corddry was also a member of the Board of Directors of Heinz from September 1986 until his retirement. Prior to joining Heinz, he held various brand management positions with Proctor & Gamble Co. Since 1987, Mr. Corddry has served as a director of Albertson's, Inc., a major operator of grocery stores. He is also a member of the Board of Trustees of the American University in Cairo and Albertson's College of Idaho. Mr. Corddry has previously served on the boards of numerous food industry-related associations and educational, cultural and medical facilities, foundations and associations among other organizations.

     Mr. Hodges became a Director of the Company in March 1994. Mr. Hodges has more than 29 years of experience in the retail food business. In April 1994, he became President and Chief Executive Officer of Mrs. Fields Inc., after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. He has been a director of Mrs. Fields Inc. since April 1993. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshau Inc., which engaged in the business of providing
management  consulting  services to food makers  and  retailers.   Earlier,
Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges' first management position was as Vice President of Marketing
for  Alpha  Beta Co., a major operator of grocery stores in the West.   Mr.
Hodges is also a director of Coinstar, Inc., an operator of automated, self-service coin counting and processing machines.

     Mr. McCain became a Director of the Company in December 1997. Mr. McCain served as Chairman of the Executive Committee of Albertson's, Inc., a major operator of grocery stores, from February 1991 until his retirement in February 1996. Previously, he served as Chairman and Chief

      Executive Officer of Albertson's, Inc. for more than 15  years.   Mr.
McCain currently serves as a director of Albertson's, Inc. and Pope & Talbot, Inc., a wood and paper products manufacturer.

     Officers serve at the discretion of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES

     Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each Director who is not otherwise employed by the Company receives an annual Director's fee of $25,000 plus $1,000 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. Outside Directors participated in the Company's Non-Employee Director Stock Option Plan until its termination on June 6, 1997, at which time the outside Directors became eligible to participate in the Company's Management Stock Option Incentive Plan. The Company also reimburses each Director for reasonable out-of-pocket expenses incurred in his capacity as a member of the Board of Directors or committees thereof. No payments are made for participation in telephone meetings of the Board of Directors or its committees or actions taken in writing. The Board of Directors held five meetings during 1997.

     The members of the Audit Committee of the Board of Directors are Messrs. Corddry, Hodges and McCain. The Audit Committee held four meetings during 1997. The functions of the Audit Committee are primarily to recommend the selection of the Company's independent public accountants, discuss with them the scope of the audit, review audited financial statements, consider matters pertaining to the Company's accounting policies and internal controls and provide a means for direct communication between the independent public accountants and the Board of Directors.

     The members of the Compensation Committee of the Board of Directors are Messrs. Corddry, Hodges and McCain. The Compensation Committee held four meetings during 1997. The functions of the Compensation Committee are to review and recommend salary and bonus levels of executive officers, to review periodically, and make recommendations with respect to, the compensation structure of the Company, and to administer the Company's stock option plan.

     The Company has no nominating committee or committee performing similar functions.

     Each Director attended at least 75% of the total number of the meetings of the Board of Directors and each committee thereof on which such Director served held during the year ended December 31, 1997.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of May 4, 1998 with respect to persons known by the Company to be beneficial owners of more than five percent of the Common Stock of the Company, as well as beneficial ownership by the Directors of the Company, the executive officers named in the Summary Compensation Table below, and all executive officers and Directors as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.

                                     COMMON STOCK       PERCENT OF
                                     BENEFICIALLY      OUTSTANDING
NAME OF BENEFICIAL OWNER                OWNED        COMMON STOCK(1)
________________________           ______________    _______________

Craig H. Neilsen                   17,700,000(2)          86.9%
John R. Spina                          47,000(3)           -
Thomas M. Steinbauer                   70,500(3)(4)        -
Paul I. Corddry                        15,000(3)           -
Larry A. Hodges                         7,500(3)           -
Warren E. McCain                        5,000              -
All executive officers and
Directors                          17,845,000             87.1%
  as a group (6 persons)
____________

(1) Other than Mr. Neilsen, each beneficial owner listed owns less than 1% of the outstanding Common Stock.
(2) Includes shares held by Mr. Neilsen as sole trustee of the Testamentary Trust created under the Last Will and Testament of Ray Neilsen, dated October 9, 1963. Gwendolyn Anderson, Mr. Neilsen's mother, is the only beneficiary of this trust other than Mr. Neilsen. Mr. Neilsen's mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109.
(3) Includes the following number of shares which may be acquired within 60 days by the following persons upon exercise of options held by such persons: Mr. Spina - 47,000 shares; Mr. Steinbauer - 70,000 shares; Mr. Corddry - 4,000 shares; and Mr. Hodges - 4,000 shares.
(4) Includes 300 shares held jointly by Mr. Steinbauer with his wife and with respect to which Mr. and Mrs. Steinbauer have shared voting and investment power.

                          EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE AND BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     In 1997, the Compensation Committee of Ameristar Casinos, Inc. consisted of Larry A. Hodges and Paul I. Corddry. Warren E. McCain joined the Committee in December 1997, but he participated in no meetings of the Committee relating to compensation of the Named Executive Officers for 1997. None of the members is an employee or officer of Ameristar Casinos, Inc. (the "Company") or of any of its subsidiaries. The Compensation Committee administers the Management Stock Option Incentive

      Plan,  pursuant  to  which employees of the  Company  (including  its executive officers) receive stock option grants. It also reviews salaries and other compensation of the executive officers of the Company. None of the actions or recommendations of the Compensation Committee in 1997 were modified or rejected by the Board of Directors.

General Compensation Philosophy

     The Compensation Committee tries to compensate the Company's officers in a fashion that will attract, retain, motivate and appropriately reward those individuals who are responsible for the Company's profitability and growth. The compensation of executive officers has historically been determined primarily on subjective factors and competitive requirements.

     In 1997, all compensation decisions were based on strictly subjective determinations. Compensation for Company executive officers in 1997 consisted primarily of salary and a discretionary bonus. Executive officers also participated in benefit plans available to employees generally, including a medical plan, a 401(k) plan, and group life insurance.

     In making its determinations as to the amount of cash compensation, the Committee considered, among other things, (i) the Company's financial results during 1997, (ii) the market performance of the Company's stock,
(iii) the compensation paid to the executive officers in prior years, (iv) the recommendation of the Company's chief executive officer, (v) the extraordinary services rendered by the executive officers during the year, and (vi) the amount of compensation paid by the Company's competitors to their executive officers. No specific weight was assigned to any particular factor, except the Committee did not place significant emphasis on the stock price. The Committee concluded that a downturn in gaming stocks generally, combined with the thin float of the Company's stock, made it unfair to weigh the stock price as a significant measure of performance.

     The Committee retained the services of an independent compensation consultant, Arthur Andersen LLP (the "Consultant"), to review the Company's executive compensation policies and levels and the fairness of the cash compensation paid to the Company's executives and to assist the Compensation Committee in formulating a deferred compensation plan. The Consultant concluded that the cash compensation paid to the executive officers was adequate. The Consultant also proposed a plan for deferred compensation, which was rejected because the Committee believed it would not provide a sufficient incentive for the executive officers to remain in the employ of the Company on a long-term basis. The Committee is continuing to examine options for a long-term deferred compensation plan.

     No stock options were awarded by the Committee in 1997 to any of the executive officers. The executive officers, other than Mr. Neilsen, were most recently awarded stock options in December 1995.

Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the Company's chief executive officer and the four other most highly compensated executive officers of a publicly-traded corporation. The Company was not impacted by section 162(m) in 1997. In future years, the Compensation Committee intends to take into account the effect of section 162(m) if the compensation payable to any

      executive  officer approaches $1,000,000.   However,  the  fact  that
compensation above $1,000,000 may not be deductible for federal income tax purposes will not necessarily preclude the award of such compensation if the Compensation Committee believes it is otherwise justified.

Compensation of Chief Executive Officer

     The Company's chief executive officer is in a unique position in that he owns or controls approximately 87% of the outstanding stock of the Company. He has not been awarded any options to acquire stock under the Company's stock option plan, and the Compensation Committee is not inclined to award him any. The Compensation Committee believes that the interests of the chief executive officer are already aligned with those of the stockholders. In the opinion of the Committee the award of stock options to the chief executive officer will not provide a material incentive to him, particularly since the maximum number of options that can be awarded under the stock option plan is 200,000. The Compensation Committee believes that the chief executive officer must be compensated primarily by cash and by deferred compensation plans. The Company currently does not have any deferred compensation plans, although as noted above the Compensation Committee is investigating such plans.

     In 1997, the Company's chief executive officer received a salary of $375,000 and a cash bonus of $375,000. These are the same salary and bonus that the chief executive officer has received from the Company or a subsidiary since the 1990 fiscal year.

     The Compensation Committee used strictly subjective factors in deciding the bonus amount. The Compensation Committee considered a number of factors including (i) the advancement of the Company and its subsidiaries since the chief executive officer assumed leadership in 1983;
(ii) the achievements of the Company in 1997, including resolving issues pertaining to the acquisition, redesign, financing and construction of the Reserve Hotel and Casino project; (iii) the fact the chief executive officer is also the majority stockholder of the Company and thereby is significantly motivated to create long term increases in stockholder value;
(iv) the fact the chief executive officer has not received a raise in his salary or in his cash bonus since 1990; (v) the profitability of the Company in 1997; (vi) the performance of the Company's stock in 1997; and
(vii) the fact the chief executive officer requested that his salary and bonus not be increased. No particular weight was given to any factor, although the request of the chief executive officer was the key component in the decision. The Committee balanced certain of the other factors in the same manner as discussed above with respect to the other executive officers of the Company. There is no quantifiable relationship between the Company's performance and the compensation paid to the chief executive officer.

                                   Compensation Committee
                                   Larry A. Hodges
                                   Paul I. Corddry
      SUMMARY  OF  CASH AND CERTAIN OTHER COMPENSATION OF  NAMED  EXECUTIVE
OFFICERS

     The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995. The "Named Executive Officers" include
(i) each person who served as Chief Executive Officer during 1996 (one person), (ii) each person who (a) served as an executive officer at December 31, 1997, (b) was among the four most highly paid executive officers of the Company, not including the Chief Executive Officer, during 1996 and (c) earned total annual salary and bonus compensation in 1997 in excess of $100,000 (three persons), and (iii) up to two persons who would be included under clause (ii) above had they served as an executive officer at December 31, 1997 (no persons).

                        SUMMARY COMPENSATION TABLE
                        __________________________

                                                       LONG-TERM
                      ANNUAL COMPENSATION(1)          COMPENSATI0N(4)
                ------------------------------------  ---------------
                                           OTHER         SHARES
                                          ANNUAL       UNDERLYING    ALL OTHER
   NAME AND      FISCAL  SALARY  BONUS  COMPENSATION   OPTIONS/SARS COMPENSATION
   CAPACITY       YEAR   ($)(2)   ($)     ($)(3)            (#)       ($)(5)
IN WHICH SERVED
---------------  ------  ------  ------  -----------   ------------  -----------


Craig H.          1997  $375,000 $375,000     -               0         $1,976
Neilsen,          1996  $375,000 $375,000     -               0         $2,072
Chairman of the   1995  $375,000 $375,000     -               0         $2,986
Board, Chief
Executive
Officer and
President

John R. Spina,    1997  $309,014 $100,000     -               0         $1,976
Executive Vice    1996  $271,155 $115,000     -               0         $2,040
President of      1995  $153,846 $ 95,000     -         100,000         $    0
Operations

Thomas M.         1997  $225,000 $ 85,000     -               0         $1,976
Steinbauer,       1996  $199,040 $ 75,000     -               0         $2,040
Senior Vice       1995  $149,761 $ 65,000     -         100,000         $2,986
President of
Finance and
Treasurer

Brian E. Katz,    1997  $234,330 $ 85,000     -               0          $1,976
Senior Vice       1996  $196,444 $ 75,000     -               0          $2,040
President         1995  $140,674 $ 75,000     -          75,000          $    0
and
Secretary(6)
------------

(1) Amounts shown include cash compensation earned for the periods reported whether paid or accrued in such periods.
(2) As of May 1, 1998, the current annual salary levels for the Named Executive Officers were: Mr. Neilsen ($375,000); Mr. Spina ($315,000); and Mr. Steinbauer ($240,000).
(3) During 1997, 1996 and 1995, the Named Executive Officers received personal benefits, the aggregate amounts of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive Officer in such years.
(4) In the cases of Messrs. Steinbauer and Katz, the number of shares underlying options/SARs granted in 1995 reflects the repricing of their outstanding options in December 1995 (75,000 shares with respect to Mr. Steinbauer and 50,000 shares with respect to Mr. Katz). The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts in 1997, 1996 or 1995.
(5) The 1997 and 1996 amounts represent matching contributions under the Company's 401(k) plan. The amounts for 1995 represent contributions made by the Company under its profit sharing plan prior to the termination of the plan.
(6) Mr. Katz resigned as an officer of the Company effective April 17, 1998.

OPTION GRANTS

     No stock options or stock appreciation rights were granted by the Company to the Named Executive Officers in 1997.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during 1997 and unexercised options held as of the end of the year. The Company has never granted stock appreciation rights.

                      AGGREGATED OPTION/SAR EXERCISES
                    AND 1997 YEAR-END OPTION/SAR VALUES
                    -----------------------------------


                                       NUMBER
                                   OF UNEXERCISED       VALUE OF UNEXERCISED
               SHARES    VALUE     OPTIONS/SARS AT     IN-THE-MONEY OPTIONS/SARS
              ACQUIRED  REALIZED   FISCAL YEAR END(3)   AT FISCAL YEAR END($)(1)
    NAME      ON EXER-    ($)      UNEXER-  EXERCIS-      UNEXER-     EXERCIS-
              CISE (#)             CISABLE    ABLE        CISABLE      ABLE
------------  --------  --------   -------  --------      -------     --------


Craig H.          0         $0           0           0         --        --
Neilsen

John R. Spina     0         $0      60,000      40,000         $0        $0

Thomas M.         0         $0      30,000      70,000         $0        $0
Steinbauer

Brian E. Katz     0         $0      35,000      40,000         $0        $0

-------------

(1) The values of unexercised in-the-money options have been determined based on the closing price of the Company's Common Stock as reported in the Nasdaq-National Market System on December 31, 1997 ($4.875).

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Steinbauer and Spina. Each of the employment agreements has a term of three years, commencing November 15, 1993 in the case of Mr. Steinbauer and April 4, 1995 in the case of Mr. Spina, which are subject to automatic renewal for a two-year period at the end of each term unless terminated by either party with at least three months' prior written notice. Each agreement includes a covenant not to compete for a term of one year after termination of the officer's employment. This covenant applies only to competing activities within a 90-mile radius of the operations of the Company. The agreements provide that in the event an officer's employment is terminated by the Company without "cause" (as defined in the agreements), or by the officer as a result of a reduction in the officer's duties or compensation, such officer would be entitled to a severance payment in an amount equal to six months' base salary.

     The Company has not entered into employment or similar agreements with Messrs. Neilsen or Katz.

           The  Company has entered into an indemnification agreement  with each of its Directors and executive officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as Directors or officers (other than liabilities arising from actions involving intentional misconduct, fraud or a knowing violation of law), to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors' and officers' liability insurance policy maintained by the Company. These indemnification agreements are separate and independent of indemnification rights under the Company's Bylaws and are irrevocable.

      PERFORMANCE GRAPH

     The following graph presents a comparison of the performance of the Company's Common Stock with that of the Standard & Poor's 500 Stock Index and the Dow Jones Entertainment and Leisure-Casinos Index. This graph also presents a comparison of the Company's Common Stock through December 31, 1996 with that of the Salomon Brothers Inc Small Cap Gaming Company Index (the "SBI Index"). The SBI Index is no longer prepared, and, accordingly, the Company is not able to present a comparison of the performance of the Company's Common Stock and the SBI Index for 1997.

[GRAPH DELETED IN EDGAR FILING; DATA POINTS USED IN PRINTED GRAPH ARE PRESENTED BELOW]

                               Value of $100.00 Investment
                      11/9/93  12/31/93  12/30/94  12/29/95  12/31/96  12/31/97
                      -------  --------  --------  --------  --------  --------
Ameristar Common      $100.00   $105.68  $  40.91  $  59.09  $  48.86  $  44.32
Stock

S&P 500 Index          100.00    101.33     99.77    133.80    160.92    210.81

Dow Jones
Entertainment and      100.00    106.22     81.55    108.17    117.98    103.79
Leisure-Casinos
Index

Salomon Brothers Inc
Small Cap Gaming Co.   100.00     97.18     71.48     79.90     64.67      N/A
Index

(1) The graph assumes $100 invested in the Company's Common Stock, the Standard & Poor's 500 Stock Index, the SBI Index and the Dow Jones Entertainment and Leisure-Casinos Index on November 9, 1993, the first day of trading of the Company's Common Stock. The comparison assumes that all dividends are reinvested.
(2) The SBI Index is a straight average (i.e., not weighted with respect to any measure of company size or other factor) of the stock prices of 13 gaming companies.
(3) The Dow Jones Entertainment and Leisure-Casinos Index is a stock price index of six gaming companies weighted on a market capitalization basis.

                              CERTAIN TRANSACTIONS

     Until March 31, 1997, the Company leased certain office space in Twin Falls, Idaho, from Lynwood Shopping Center, a partnership in which Craig H. Neilsen has a controlling equity interest. The Company paid or accrued rent of $20,764 to Lynwood Shopping Center in 1997, including the payment of $5,191 in rent accrued in 1996. CPI paid an additional $36,185 in rents to Lynwood Shopping Center in 1997 (including $5,082 accrued in 1996) for CPI's readerboard sign (which is owned by Lynwood Shopping Center) and space provided for CPI's dealer school. The readerboard sign lease expires in July 1998, at which time CPI has an option to purchase the sign.

     Commencing April 1, 1997, Neilsen & Company (a partnership in which Mr. Neilsen owns a controlling equity interest) leased from Lynwood Shopping Center certain of the office space previously leased by the Company. CPI concurrently subleased from Neilsen & Company the right to use certain offices in this space and the common areas through December 31, 2001. Accrued rent and expenses under this sublease totaled $14,634 in 1997, which were paid in February 1998. The estimated amount of rent and expenses to be paid for 1998 is $19,000. These offices, and the readerboard sign and dealer school described above, support CPI's casino-hotel operations in Jackpot, Nevada, at Idaho border due south of Twin Falls. The offices previously supported the Company's executive offices, which are now located in Las Vegas, Nevada.

     A portion of the services of a Company employee were provided to Neilsen & Company until July 1, 1997, at which time this employee terminated service with the Company and became an employee of Neilsen & Company. The total estimated amount due to the Company for these services at December 31, 1997 was approximately $25,104 ($13,104 for a portion of the 1996 services and $12,000 for 1997 services), representing approximately half of the salary and additional payroll burden for this employee. Payment of the outstanding balance has been deferred pending an analysis of amounts due to Neilsen & Company from the Company for various services performed by Neilsen & Company, which management believes may exceed the $25,104 due to the Company from Neilsen & Company. Among others, these services included assistance with the relocation of the Company's offices to Las Vegas, Nevada, litigation and arbitration support services, licensing application assistance and accounts payable assistance. It is anticipated that such services provided in 1998 to the Company by Neilsen & Company will be minimal.

     The Company leases from Neilsen & Company two condominiums located in Sun Valley, Idaho. The properties are leased by the Company at an aggregate monthly rental rate of $3,500 plus maintenance supply and utility costs. These leases expire December 31, 1998. The properties are made available by the Company at no charge to management personnel and certain business associates. The Company believes that the condominiums are a valuable asset in strengthening management morale and maintaining goodwill with important business contacts. Management believes that the rental rate paid by the Company is within the range of rates generally charged for such properties in Sun Valley.

     Mr. Neilsen is the president, director and sole stockholder of Intermountain Express, Inc. ("Intermountain"), a transportation concern that provides CPI with package delivery services between Jackpot and Twin Falls, Idaho. Intermountain contracts with CPI for the use of CPI's drivers by Intermountain. In 1997, CPI paid $34,990 to Intermountain for package delivery services in 1996 and

      1997.   An  additional $14,385 was accrued for services  provided  in
1997 and was outstanding at December 31, 1997. CPI charged Intermountain $45,968 for contracted driver services and miscellaneous fuel and van maintenance expenses paid for or provided by CPI in 1996 and 1997, of which $3,625 remained outstanding at December 31, 1997. Management believes that these relationships between CPI and Intermountain are beneficial to the
Company, and these relationships are expected to continue for the indefinite future.

     In addition, Intermountain leased a van owned by CPI for use in connection with the package delivery services provided by Intermountain to CPI. Intermountain owed CPI $11,400 in van rental payments accrued at the rate of $100 per week in 1993, 1994 and early 1995. Van rental payments were not accrued since early 1995 pending the completion of discussions concerning the possible sale of the van by CPI to Intermountain and the settlement of the outstanding van rental balance. In January 1998, CPI and Intermountain reached an agreement for the forgiveness by CPI of the accrued van rental amount in excess of $1,250 and a sale of the van by CPI to Intermountain for $500. Intermountain has paid the $1,750 due to CPI. Management believes that this transaction was fair to the Company based on the condition of the van and the past services and payments received by CPI from Intermountain.

     The Company has adopted a policy requiring transactions with affiliates to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. Each of the above transactions has been approved by the Board of Directors. In the opinion of management, the terms of the above transactions were at least as fair to the Company as could have been obtained from unaffiliated parties.

                                 FORM 10-K

     ACI will furnish without charge to each stockholder, upon written request addressed to ACI c/o Barbara Miller, 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109, a copy of its Annual Report on Form 10-K for the year ended December 31, 1997 (excluding the exhibits
thereto),  as  filed  with  the Securities and  Exchange  Commission.   The
Company will provide a copy of the exhibits to its Annual Report on Form 10-K for the year ended December 31, 1997 upon the written request of any beneficial owner of the Company's securities as of the record date for the Annual Meeting and reimbursement of the Company's reasonable expenses. Such request should be addressed to ACI c/o Barbara Miller at the above address.

                       FUTURE STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 1999 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by ACI not later than January 31, 1999.

                               OTHER MATTERS

     The Company's independent public accountants for the fiscal year ended December 31, 1997 were Arthur Andersen LLP, which firm is expected to be appointed to serve in such capacity for the current year. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

           Neither  the  Company nor any of the persons  named  as  proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

     The Annual Report of ACI for the fiscal year ended December 31, 1997 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

                     PLEASE COMPLETE, SIGN AND RETURN
                        THE ENCLOSED PROXY PROMPTLY

                          AMERISTAR CASINOS, INC.

                         By order of the Board of Directors



                         Craig H. Neilsen
                         President and
                         Chief Executive Officer


Las Vegas, Nevada
May 26, 1998
                                 REVOCABLE PROXY

                          AMERISTAR CASINOS, INC.
               ANNUAL MEETING OF STOCKHOLDERS -- JUNE 30, 1998

     The undersigned stockholder(s) of Ameristar Casinos, Inc. (the "Company") hereby nominates, constitutes and appoints Craig H. Neilsen and Thomas M. Steinbauer, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Ameristar Casinos, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Reserve Hotel Casino located at 777 W. Lake Mead Drive, Henderson, Nevada 89015, at 2:00 p.m. (local time) on Tuesday, June 30, 1998, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.   ELECTION OF           AUTHORITY GIVEN           WITHHOLD AUTHORITY
     DIRECTORS             to vote for the           to vote for the
                           nominees listed below     nominees.
                           (except as indicated
                           to the contrary
                           below).
  (INSTRUCTIONS:  To withhold authority to vote for any nominee, strike a line through such
                          nominee's name below.)

  CLASS C DIRECTORS:       CRAIG H. NEILSEN              WARREN E. MCCAIN

2. To transact such other business as may properly come before the Meeting and any adjournment or adjournments or postponements thereof. Management currently knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE
    REVOKED PRIOR TO ITS EXERCISE.  PLEASE SIGN AND DATE ON THE REVERSE
                            SIDE OF THIS PROXY.

           THE  BOARD  OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY  GIVEN"
FOR THE ELECTION OF DIRECTORS. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS UNLESS OTHER
INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

     IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                   Dated:                        , 1998


                            (Please print name)

                        (Signature of Stockholder)

                            (Please print name)

                        (Signature of Stockholder)
                                   Please  date  this Proxy  and  sign
                                   your  name  as it appears  on  your
                                   stock   certificates.   (Executors,
                                   administrators,   trustees,   etc.,
                                   should give their full titles.  All
                                   joint owners should sign).
                                   I do   do not  expect to attend the
                                   Meeting.
                                   Number of Persons: